EXHIBIT 21


                 SUBSIDIARIES OF BANYAN SHORT TERM INCOME TRUST




                                                    State of
  Name of Subsidiary                              Organization
  VST Dearborn Park, Inc.                           Illinois

  VST Oakridge Corp.                                Illinois
  VST Stoughton Corp.                               Illinois

  VST/VMIF Oakridge Partnership                     Illinois

  BST Manhattan Garage Corp.                        Illinois
  Banyan Dearborn Park Limited Partnership          Illinois

  Dearborn Park Townhome Partners                   Illinois
  BST Boca Marina Corp.                             Illinois